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                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 1st day of August 2003, by and among Value City Department Stores, Inc., an Ohio corporation ("Value City"), Value City Merger Sub, Inc., an Ohio corporation ("Merger Sub"), and Retail Ventures, Inc., an Ohio corporation ("RVI").

                                    RECITALS

         A. This Agreement provides for the merger of Merger Sub with and into Value City (the "Merger"), which will be the surviving corporation, in accordance with General Corporate Law of the State of Ohio (the "OGCL"), upon the terms and conditions set forth herein and in accordance with the applicable provisions of the OGCL. The purpose of the Merger is to implement a holding company organizational structure under which Value City will become a direct wholly-owned subsidiary of RVI.

         B. The respective Boards of Directors and Shareholders of Value City, RVI, and Merger Sub have approved the Merger upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         Accordingly, in consideration of the mutual promises and agreements set forth herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

         1.       THE MERGER.

         1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement and the OGCL, Merger Sub shall be merged with and into Value City, the separate corporate existence of Merger Sub shall thereupon cease, and Value City shall be the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 Surviving Corporation. At the Effective Time, Value City shall continue its corporate existence under the laws of the State of Ohio and shall thereupon and thereafter possess all rights, privileges, powers and franchises and all property of Merger Sub and shall be subject to all debts, liabilities and duties of Merger Sub, all as provided under the OGCL. The name of the Surviving Corporation shall continue to be "Value City Department Stores, Inc."

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         1.3      Effective Time of the Merger. The Merger shall become
effective and be consummated at 12:01 a.m. on October 8, 2003, as set forth in the Certificate of Merger filed by the Surviving Corporation with the Secretary of State of the State of Ohio (the "Effective Time").

         1.4 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Value City, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation following the Effective Time.

         1.5 Code of Regulations of the Surviving Corporation. The Code of Regulations of Value City, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation following the Effective Time until thereafter amended or repealed as provided therein and under the OGCL.

         1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Code of Regulations of the Surviving Corporation. The officers of Value City in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective time in accordance with the Code of Regulations of the Surviving Corporation.

         1.7 Statutory Agent. The name and address of the agent upon whom any process, notice, or demand against any of the parties may be served is CSC - Lawyers Incorporating Service (Corporation Service Company), 50 West Broad Street, Columbus, Ohio 43215.

         2.       CONVERSION OF SECURITIES AND ASSUMPTION OF CERTAIN
                  OBLIGATIONS.

         2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Value City, RVI, Merger Sub or the holders of any securities of the foregoing corporations:

                  2.1.1 Common Stock of Merger Sub. Each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock, without par value, of the Surviving Corporation.

                  2.1.2 Common Stock of Value City. Each share of common stock, without par value, of Value City ("Value City Common Stock") issued and outstanding or held in its treasury immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of RVI ("RVI Common Stock"), and shall have the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the Value City Common Stock being converted. Each certificate representing shares of Value City Common Stock immediately prior to the Effective Time shall be deemed to represent the same number of shares of RVI Common Stock.

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                  2.1.3    Common Stock of RVI. Each share of RVI Common Stock
issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

                  2.1.4 Value City Stock Options and Other Awards. RVI shall assume sponsorship and continue all the rights and obligations of Value City under the 1991 Stock Option Plan (as amended), the Non-Employee Director Stock Option Plan (as amended), the 2000 Stock Incentive Plan (as amended), the Employee Stock Purchase Plan, the 1992 Officer/Key Employee Stock Bonus Plan, and the Profit Sharing and 401(k) Plan administered by Schottenstein Stores Corporation, in which Value City is a participating employer and RVI shall continue as the participating employer (collectively, the "Plans"). The outstanding options and other awards assumed by RVI shall be exercisable upon the same terms and conditions as under the Plans immediately prior to the Effective Time, except that, upon the exercise of each such option or award, shares of RVI Common Stock shall be issuable in lieu of each share of Value City Common Stock issuable upon the exercise thereof immediately prior to the Effective Time.

                  2.1.5 Successor Issuer. It is the intent of the parties hereto that RVI, as of the Effective Time, be deemed a "successor issuer" for purposes of continuing offerings under the Securities Exchange Act of 1933, as amended.

         2.2 Exchange of Certificates. Each holder of a certificate formerly representing shares of Value City Common Stock shall be required to surrender such certificate to Value City's transfer agent ("Transfer Agent"), along with a properly completed transmittal letter in order to receive a certificate or certificates of RVI representing the number of shares of RVI Common Stock into which the shares of Value City Common Stock previously represented by such Value City certificate have been converted pursuant to this Agreement. A letter of transmittal will be mailed by the Transfer Agent to each former shareholder of Value City as soon as reasonably practicable after the Effective Time. Until surrendered and exchanged in accordance with this Section
2.2 or in the ordinary course, each certificate representing Value City Common Stock shall be deemed and treated for all corporate purposes at any time after the Effective Time to evidence the ownership of the number of shares of RVI into which such shares of Value City were converted pursuant to Section 2.1.2 herein.

         2.3 Value City Stock Transfer Books. At the Effective Time, the stock transfer books for the shares of Value City Common Stock which will be converted to RVI Common Stock pursuant to Section 2.1 hereof shall be deemed closed, and no transfer of such shares shall thereafter be made or consummated.

         2.4 Other Agreements. At the Effective Time, RVI shall assume any obligation of Value City to deliver or make available shares of Value City Common Stock under any agreement, including but not limited to, all warrants and option agreements, or employee benefit plan not specifically referred to in this
Section 2 to which Value City or any of its subsidiaries is a party. Any reference to Value City Common Stock under any such agreement or employee benefit plan shall be deemed to be a reference to RVI Common Stock and one share of RVI Common Stock shall be

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issuable in lieu of each share of Value City Common Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

         3.       MISCELLANEOUS.

         3.1 Amendment. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by the OGCL, by written agreement amend, modify or supplement any provision of this Agreement.

         3.2 Termination. This Agreement may be terminated and the Merger abandoned by the Board of Directors or duly authorized committees thereof of Value City at any time prior to the filing of the Certificate of Merger with the Ohio Secretary of State. Upon termination provided herein, this Agreement shall become void and there shall be no further obligations or liability on the part of any party hereto or their respective shareholders, officers or directors.

         3.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to Ohio's choice of law rules.

         3.4 Headings. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

         3.5 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

         3.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties with respect thereto.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

                                       VALUE CITY DEPARTMENT STORES, INC.

                                       /s/ James A. McGrady
                                       -----------------------------------------
                                       James A. McGrady
                                       Executive Vice President, Chief Financial
                                       Officer, Treasurer and Secretary

                                       RETAIL VENTURES, INC.

                                       /s/ James A. McGrady
                                       -----------------------------------------
                                       James A. McGrady
                                       Executive Vice President, Chief Financial
                                       Officer, Treasurer and Secretary

                                       VALUE CITY MERGER SUB, INC.

                                       /s/ James A. McGrady
                                       -----------------------------------------
                                       James A. McGrady
                                       Executive Vice President, Chief Financial
                                       Officer, Treasurer and Secretary